EXHIBIT 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES REPORTS NEW HOME ORDERS AND BACKLOG

FOR 2005 FIRST QUARTER

NEWPORT BEACH, CA—April 8, 2005—William Lyon Homes (NYSE: WLS) announced today preliminary new home orders and backlog information for the three months ended March 31, 2005.

	Three Months Ended March 31,
	2005	2004
Number of new home orders:
California	581	834
Arizona	159	107
Nevada	133	151

	873	1,092

Average number of sales locations during period:
California	24	33
Arizona	6	5
Nevada	8	6

	38	44

Backlog of homes sold but not closed at end of period:
California	971	1,272
Arizona	515	252
Nevada	94	231

	1,580	1,755

New home orders for the three months ended March 31, 2005 were 873, a decrease of 20% as compared to 1,092 for the three months ended March 31, 2004.

Based on record first and second quarter 2004 new home orders of 2,219, an increase of 30% as compared to the same period in 2003, as previously announced the Company had anticipated a significant reduction in new home orders for the first quarter of 2005 when compared to the same period in 2004. The reduction in order activity for the three months ended March 31, 2005 was consistent with the Company’s expectations and primarily reflects a lack of available product for sale due to stronger than anticipated absorption levels in the previous periods and a decrease in the average number of sales locations.

The Company’s new home orders for the three months ended March 31, 2005 include 205 homes from 10 joint venture communities, compared to 344 homes from 14 joint venture communities in the three months ended March 31, 2004.

The Company’s number of new home orders per average sales location decreased to 23.0 for the three months ended March 31, 2005 as compared to 24.8 for the three months ended March 31, 2004.

The Company’s cancellation rate for the three months ended March 31, 2005 was 12%, the same as for the three months ended March 31, 2004.

The Company’s backlog of homes sold but not closed was 1,580 at March 31, 2005, a decrease of 10% as compared to 1,755 at March 31, 2004.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at March 31, 2005 had 36 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.